Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS SECOND QUARTER 2023 RESULTS

Record Commercial Loan Growth and Resilient Net Interest Margin Drive Continued Outperformance

Jericho, NY – July 25, 2023 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), today announced its operating results for the second quarter of 2023. We have included the following key updates, as well as significant achievements during the quarter:

Relationship Banking with Strong Foundational Balance Sheet Management

●	Core commercial relationship banking clients in our two national verticals represent approximately 90% of our $1.3 billion deposit base in the current quarter. These relationship banking clients are derived from coupling lending facilities, payment processing, and other unique custodial banking needs with commercial cash management depository services, leading to a stable and reliable core deposit base with no client attrition from the recent banking market turmoil.

●	Solid credit metrics, asset quality, and reserve coverage ratios with nonperforming loans to total loans of 0.00% at quarter end and a 1.34% allowance for credit losses to loans ratio. Within our commercial real estate portfolio, we have no exposure to commercial office space and only $16.0 million in performing credits to the hospitality industry as of June 30, 2023.

●	Our overall liquidity position (cash, reverse repos, borrowing capacity, and available reciprocal client sweep balances) totaled $641.4 million, or 51% of total deposits, inclusive of an additional $160.9 million in Federal Home Loan Bank of New York (“FHLB”) borrowing capacity secured post June 30, 2023.

●	Uninsured deposits totaled $329.1 million, or 26%, of total deposits with approximately 85% representing clients with full relationship banking including, but not limited to, law firm operating accounts, certain balances of escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

●	Strong interest rate risk management with short duration assets (60% of loans tied to prime). Coupling this with low-cost core relationship deposits leads to an industry leading net interest margin of 6.02%.

●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 14.27% and 12.33%, respectively. Including the after tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $14.4 million and $6.4 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios would have been 12.41% and 11.89%, respectively.

Significant Achievements and Key Performance Metrics for the Quarter Ended June 30, 2023

●	Net income increased 43% to $9.1 million, or $1.10 per diluted share, as compared to $6.4 million, or $0.78 per diluted share, for the comparable quarter in 2022, and $12.2 million, or $1.47 per diluted share for the first quarter of 2023. On a linked quarter basis (excluding the first quarter 2023 Litify pretax gain of $4.0 million), adjusted (1)net income was relatively flat despite an $825 thousand increase in the provision for credit losses (due primarily to loan growth) and a $319 thousand increase in employee compensation and benefits (due primarily to new business development officers or BDO hires) in the current quarter.

●	Industry leading returns on average assets and equity of 2.65% and 21.03%, respectively, as compared to 2.00% and 17.81% for the same period in 2022, and 3.68% and 30.45% for the first quarter of 2023. Excluding the first quarter Litify gain, adjusted(1) returns on average assets and equity in the first quarter would have been 2.79% and 23.10%, respectively.

(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Continued expansion of our total revenue base fueled by an industry leading net interest margin of 6.02% and strong fee-based income totaling $6.7 million in the current quarter, led by our payment processing platform. Fee income represented 25% of total revenue.

●	Significant loan growth totaling $90.2 million, or 37% annualized, to $1.1 billion on a linked quarter basis, focused primarily in higher yielding variable rate commercial loans. These newly originated commercial loans create additional opportunities for full commercial relationship banking (commercial deposits) in the near future through our branchless commercial cash management platform as well as other current avenues for commercial depository opportunities from existing clients.

●	Stable low-cost core commercial relationship deposit model totaling $1.3 billion and a cost-of-funds of 0.66% (including demand deposits). We anticipate continued increases in our cost-of-funds in 2023 commensurate to prior quarters in response to the current interest rate environment, which may negatively impact our net interest margin. Off-balance sheet sweep funds totaled $265.1 million at quarter end, with approximately 49% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fees totaled $739 thousand.

●	Strong and consistent payment processing fee income of $5.8 million with continued increases in small business clients nationally totaling 80,000. Our technology enabled payments platform facilitated the processing of $8.5 billion in credit and debit card payment volume across 156.8 million transactions for our clients.

●	Strong efficiency ratio of 48.4% despite the hiring of six new senior BDOs (and related senior underwriters and other support staff) as well as investing an additional $530 thousand in executive search fees for these recent hires nationally.

“In order to support our continued expansion, growth, and strong performance metrics, we have recently hired six senior regional BDOs with deep industry connections and decades of experience in servicing the litigation market,” stated Tony Coelho, Chairman of the Board of Directors. “Coupling these seasoned BDOs with our competitive advantages in data, analytics and digital marketing should allow us to continue to increase our market share nationally.”

“During the current quarter, we prudently deployed excess liquidity in our commercial and multifamily loan portfolios,” stated Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer, and President. “We continue to see strong growth opportunities for core commercial deposits and the QSF sweep platform from our current and expanding commercial relationship banking clients nationally.  Finally, by gaining access to the best talent through our recent regional BDO hires, we will be able to support continued expansion and excellence in client service across our national verticals.”

Second Quarter Earnings

Net income for the quarter ended June 30, 2023 was $9.1 million, or $1.10 per diluted share, compared to $6.4 million, or $0.78 per diluted share for the same period in 2022. Returns on average assets and equity for the current quarter were 2.65% and 21.03%, respectively, compared to 2.00% and 17.81% for the same period of 2022.

Net interest income for the second quarter of 2023 increased $6.4 million, or 46.9%, to $20.1 million, due to growth in average interest earning assets (funded with core deposit growth) totaling $107.1 million, or 8.7%, to $1.3 billion as well as a 156 basis point increase in our net interest margin to 6.02% when compared to the same period in 2022. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 181 basis points to 7.73%, primarily driven by higher yielding variable rate commercial loan growth (approximately 60% of our portfolio is tied to prime). Average loans in the quarter increased $152.0 million, or 18.1%, to $993.4 million when compared to the second quarter of 2022, primarily due to growth in our national commercial lending platform and, to a lesser extent, our regional real estate loans. Our loan-to-deposit ratio was 83.9% as our low-cost deposit base increased $103.5 million, or 9.0%, primarily due to growth in our longer duration escrow deposit banking relationships. Average securities in the quarter remained flat, totaling $208.2 million and yields increased 30 basis points to 2.29% primarily due to reinvestment of portfolio cash flows into securities at current market rates. The movement in short-term interest rates increased yields and interest income on our reverse repurchase agreements and interest earning cash balances. Our deposit cost-of-funds, excluding demand deposits, increased 96 basis points in the current quarter when compared to 2022 due to increases in short-term interest rates as well as management pro-actively increasing rates on escrow accounts in the various states we operate (interest on lawyer trust accounts or IOLTA). We anticipate similar increases in our cost-of-funds during 2023 commensurate to previous quarters due to the current interest rate environment. These increases may negatively impact our net interest margin in future quarters.

The provision for credit losses was $1.3 million for the second quarter of 2023, a $475 thousand increase from the second quarter 2022 provision. As of June 30, 2023, our allowance to loans ratio was 1.34% as compared to 1.20% as of June 30, 2022. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment.

Noninterest income was $6.7 million for the second quarter of 2023, a $486 thousand increase from the same period in 2022, driven by increases in payment processing and ASP fees. Payment processing income was $5.8 million for the second quarter of 2023, a $251 thousand increase from the same period in 2022. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.3 billion, or 18.6%, to $8.5 billion and 20.7 million, or 15.2%, to 156.8 million transactions, respectively, for the quarter ended June 30, 2023 as compared to the same period in 2022. These increases were due to the expansion of sales channels through ISOs, increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 80,000 small business merchants in all 50 states, and perform commercial treasury clearing services. ASP fee income increased $121 thousand, or 19.7%, to $739 thousand for the second quarter of 2023 as the movement in short-term interest rates increased yields and income.

Noninterest expense increased $2.6 million, or 24.9%, to $13.0 million for the second quarter of 2023, as compared to the same period in 2022. This increase was primarily due to increases in employee compensation and benefits, professional services costs, data processing, hiring related costs, travel and business relations, and occupancy and equipment. Employee compensation and benefits costs increased $1.5 million, or 23.9%, due to increases in staff and officer level employees to support growth as well as the impact of year end salary, bonus and stock-based compensation increases. Additionally, within the current quarter, we hired six Managing Directors/Senior BDOs as well as resources within our commercial underwriting/lending, sales support, and operational areas to support these BDOs and Esquire’s future growth plans. Professional services costs increased $768 thousand primarily due to the retention of a global executive search firm to expand our current national sales capabilities (BDOs) and other key resources as previously noted. Data processing costs increased $197 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $112 thousand, as a result of our high touch marketing and sales efforts which complement our digital marketing efforts. Occupancy and equipment costs increased $87 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth.

The Company’s efficiency ratio was 48.4% for the three months ended June 30, 2023, as compared to 52.3% in 2022, despite our significant increase in compensation related costs and related executive search fees in the current quarter as previously noted. This significant improvement is a result of industry leading revenue growth driven by our core national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 27.0% for the second quarter of 2023, as compared to 26.5% for the same period in 2022.

Year to Date Earnings

Net income for the six months ended June 30, 2023 was $21.3 million, or $2.57 per diluted share, compared to $11.7 million, or $1.43 per diluted share for the same period in 2022. Returns on average assets and equity for the six months ended June 30, 2023 were 3.15% and 25.55%, respectively, compared to 1.96% and 16.44% for the same period of 2022.  Excluding the Litify pretax gain of $4.0 million ($2.9 million after-tax or $0.36 per diluted share) on the partial sale of our fintech investment in the first quarter of 2023, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity for the six months ended June 30, 2023 would have been $18.4 million, $2.21, 2.72% and 22.02%, respectively.

Net interest income for the six months ended 2023 increased $13.9 million, or 54.7%, to $39.4 million, due to growth in average interest earning assets (funded with core deposit growth) totaling $162.4 million, or 14.1%, to $1.3 billion as well as a 158 basis point increase in our net interest margin to 6.02% when compared to the same period in 2022. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 178 basis points to 7.62%, primarily driven by higher yielding variable rate commercial loan growth (approximately 60% of our portfolio is tied to prime). Average loans for the six months ended June 30, 2023 increased $163.6 million, or 20.2%, to $972.8 million when compared to the six months ended June 30, 2022, primarily due to growth in our national commercial lending platform and, to a lesser extent, our regional real estate loans. Average securities for the six months ended June 30, 2023 increased $13.7 million to $208.5 million as yields increased 36 basis points to 2.27% primarily due to reinvestment of portfolio cash flows into securities at current market interest rates, increasing interest income $494 thousand to $2.3 million for the six months ended June 30, 2023. The movement in short-term interest rates increased yields and interest income on our reverse repurchase agreements and interest earning cash balances. Our deposit cost-of-funds, excluding demand deposits, increased 73 basis points when comparing the first six months of 2023 to the same period in 2022 due to increases in short-term interest rates as well as management pro-actively increasing rates on IOLTA or escrow accounts in the various states we operate. We anticipate similar increases in our cost-of-funds during 2023 commensurate to previous periods in response to the current interest rate environment. These increases may negatively impact our net interest margin in future periods.

The provision for credit losses was $1.8 million for the six months ended June 30, 2023, a $335 thousand increase from the same period in 2022. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment.

Noninterest income was $17.0 million for the six months ended June 30, 2023, a $5.2 million increase from the same period in 2022, driven by increases in payment processing and ASP fees as well as a $4.0 million nonrecurring gain on our equity investment in a litigation fintech company (Litify). Payment processing income was $11.3 million for the six months ended June 30, 2023, a $448 thousand increase from the same period in 2022. Payment processing volumes and transactions for the credit and debit card processing platform increased $2.8 billion, or 20.7%, to $16.1 billion and 45.8 million, or 18.0%, to 299.7 million transactions, respectively, for the six months ended June 30, 2023 as compared to the same period in 2022. These increases were due to the expansion of sales channels through ISOs, increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. ASP fee income increased $642 thousand, or 102.4%, to $1.3 million for the six months ended June 30, 2023 as the movement in short-term interest rates increased yields and income. In February 2023, Litify, Inc. was reorganized into a partnership and an unrelated third party acquired majority ownership in the reorganized entity. As an equity holder and party to the reorganization and sale transaction, a majority of the Company’s partnership interests were exchanged for cash and undiscounted noncash consideration of approximately $5.4 million. As a result, the Company recognized a gain on its investment of $4.0 million in the first quarter of 2023.

Noninterest expense increased $5.7 million, or 28.8%, to $25.5 million for the six months ended June 30, 2023, as compared to the same period in 2022. This increase was primarily due to increases in employee compensation and benefits, professional services costs, data processing, hiring related costs, travel and business relations, and advertising and marketing. Employee compensation and benefits costs increased $2.9 million, or 23.0%, due to increases in staff and officer level employees to support growth as well as the impact of year end salary, bonus and stock-based compensation increases. Additionally, within the current quarter, we hired six Managing Directors/Senior BDOs as well as resources within our commercial underwriting/lending, sales support, and operational areas to support these BDOs and Esquire’s future growth plans. Professional services costs increased $1.7 million, of which $1.1 million was due to the retention of a global executive search firm to further expand our current national sales capabilities (BDOs) and other key resources as previously noted. Data processing costs increased $322 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and business relations costs increased $170 thousand, as a result of our high touch marketing and sales efforts which complement our digital marketing efforts. Occupancy and equipment costs increased $164 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth. Advertising and marketing costs increased $120 thousand, as we continued to grow our brand and targeted digital marketing platform and expand our thought leadership in our national verticals.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The Company’s efficiency ratio was 45.2% for the six months ended June 30, 2023, as compared to 53.2% in 2022, despite our significant increase in compensation related costs and related executive search fees in the current year as previously noted. The adjusted(1) efficiency ratio was 48.7% excluding the Litify gain of $4.0 million in the first quarter. This significant improvement is a result of industry leading revenue growth driven by our core national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.7% for the six months ended June 30, 2023, as compared to 26.5% for the six months ended June 30, 2022.

Asset Quality

At June 30, 2023, there were $4 thousand of nonperforming loans while the allowance for credit losses was $14.2 million, or 1.34% of total loans, as compared to $10.3 million, or 1.20% of total loans at June 30, 2022. As of January 1, 2023, the Company adopted the CECL Standard which increased our allowance for credit losses as a percentage of loans by 2 basis points, or $283 thousand, which was reflected as an adjustment to retained earnings in the first quarter. The remaining increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment. As part of the adoption of the CECL Standard, management established a credit reserve for unfunded loan commitments of $500 thousand which is classified in other liabilities on the Statement of Financial Condition and reflected as an adjustment to retained earnings.

Balance Sheet

At June 30, 2023, total assets were $1.5 billion, reflecting a $140.9 million, or 10.8% increase from June 30, 2022. This increase was primarily attributable to growth in loans held for investment totaling $196.5 million, or 22.9%, to $1.1 billion. Our higher yielding variable rate commercial loans increased $156.7 million, or 32.8%, during this same period. Our commercial relationship banking sales pipeline remains robust, anchored by our national platforms and supported by our competitive advantages in data, analytics and digital marketing. This coupled with our new BDOs and related support staff should continue to drive growth across our national commercial platforms. Our available-for-sale securities portfolio decreased $19.0 million, or 15.5%, to $103.7 million as compared to June 30, 2022 driven by paydowns and unrealized losses associated with the current interest rate environment. Our held-to-maturity securities portfolio increased $4.6 million, or 6.0%, to $80.9 million as compared to June 30, 2022. Our securities portfolio represents approximately 13% of total assets (or 16% including our short-term reverse repurchase agreement).

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	June 30,		December 31,		June 30,
	2023		2022		2022

	(Dollars in thousands)
Real estate:
Multifamily	$298,718	28.3%	$262,489	27.7%	$259,579	30.2%
Commercial real estate	91,057	8.6	91,837	9.7	80,488	9.3
1 – 4 family	21,606	2.0	25,565	2.7	33,565	3.9
Total real estate	411,381	38.9	379,891	40.1	373,632	43.4
Commercial	634,890	60.1	552,082	58.2	478,149	55.6
Consumer	10,500	1.0	16,580	1.7	8,327	1.0
Total loans held for investment	$1,056,771	100.0%	$948,553	100.0%	$860,108	100.0%
Deferred loan fees and unearned premiums, net	(989)		(1,258)		(778)
Loans, held for investment	$1,055,782		$947,295		$859,330

(1)	See non-GAAP reconciliation provided at the end of this news release.

Total deposits were $1.3 billion as of June 30, 2023, a $103.5 million, or 9.0%, increase from June 30, 2022. This was primarily due to a $106.2 million, or 17.0%, increase in Savings, NOW and Money Market deposits, driven by our IOLTA (escrow) deposits. Our deposit strategy primarily focuses on developing full commercial banking relationships with our clients through lending facilities, payment processing, and other unique service orientated relationships in our two national verticals, rather than just competing with other institutions on rate. Our longer duration IOLTA, escrow and claimant trust settlement deposits represent $547.1 million, or 43.3%, of total deposits. These law firm escrow accounts, as well as other fiduciary deposit accounts, are for the benefit of the law firm’s clients (or claimants) and are titled in a manner to ensure that the maximum amount of FDIC insurance coverage passes through the account to the beneficial owner of the funds held in the account. Therefore, these law firm escrow accounts carry FDIC insurance at the claimant settlement level, not at the deposit account level. As of June 30, 2023, uninsured deposits were $329.1 million, or 26%, of our total deposits of $1.3 billion, excluding $4.3 million of affiliate deposits held by the Bank. Approximately 85% of our uninsured deposits represent clients with full relationship banking (loans, payment processing, and other service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of June 30, 2023, off-balance sheet sweep funds totaled approximately $265.1 million, of which approximately $130.5 million, or 49.2%, was available to be swept back onto our balance sheet as reciprocal client relationship deposits. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At June 30, 2023, we had the ability to borrow up to $138.2 million from the FHLB of New York and $42.6 million from the FRB of New York discount window. No borrowing amounts were outstanding in 2023. Historically, we have never leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings. Additionally, the Company has access to the Federal Reserve Bank Term Funding Program but did not draw on such facility at any time in 2023. Subsequent to June 30, 2023, we further enhanced our liquidity by increasing our FHLB borrowing capacity by $160.9 million after pledging qualifying multifamily loans in our real estate portfolio.

Stockholders’ equity increased $33.4 million to $178.9 million as of June 30, 2023 when compared to June 30, 2022. This increase was primarily due to net income and amortization of share-based compensation, partially offset by the following net decreases for the same period: dividends declared to common stockholders; other comprehensive losses; a January 1, 2023 reduction attributable to the adoption of the CECL standard; and the repurchase of 8,000 shares of common stock. The other comprehensive loss reflects the current unrealized losses on our available-for-sale agency MBS portfolio, net of tax, that have been negatively impacted by recent increases in short-term market interest rates.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2023	2022	2022
ASSETS
Cash and cash equivalents	$106,199	$164,122	$155,196
Securities purchased under agreements to resell, at cost	49,505	49,567	49,031
Securities available-for-sale, at fair value	103,681	109,269	122,664
Securities held-to-maturity, at cost	80,883	78,377	76,282
Securities, restricted at cost	2,928	2,810	2,810
Loans, held for investment	1,055,782	947,295	859,330
Less: allowance for credit losses (1)	(14,179)	(12,223)	(10,271)
Loans, net of allowance	1,041,603	935,072	849,059
Premises and equipment, net	2,501	2,704	3,010
Other assets	63,254	53,718	51,635
Total Assets	$1,450,554	$1,395,639	$1,309,687

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$508,916	$444,324	$513,131
Savings, NOW and money market deposits	729,586	764,354	623,378
Certificates of deposit	20,482	19,558	18,981
Total deposits	1,258,984	1,228,236	1,155,490
Other liabilities	12,664	9,245	8,670
Total liabilities	1,271,648	1,237,481	1,164,160
Total stockholders' equity	178,906	158,158	145,527
Total Liabilities and Stockholders' Equity	$1,450,554	$1,395,639	$1,309,687

Selected Financial Data
Common shares outstanding	8,192,379	8,195,333	8,080,486
Book value per share	$21.84	$19.30	$18.01
Equity to assets	12.33%	11.33%	11.11%

Capital Ratios (2)
Tier 1 leverage ratio	11.72%	10.98%	10.53%
Common equity tier 1 capital ratio	14.27%	14.21%	14.17%
Tier 1 capital ratio	14.27%	14.21%	14.17%
Total capital ratio	15.52%	15.44%	15.27%

Asset Quality
Nonperforming loans	$4	$4	$4
Allowance for credit losses to total loans	1.34%	1.29%	1.20%
Nonperforming loans to total loans	0.00%	0.00%	0.00%
Nonperforming assets to total assets	0.00%	0.00%	0.00%
Allowance to nonperforming loans	NM	NM	NM

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, so accordingly, tangible common equity is equal to common equity.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest income	$22,055	$20,365	$13,955	$42,420	$25,980
Interest expense	1,966	1,076	282	3,042	520
Net interest income	20,089	19,289	13,673	39,378	25,460
Provision for credit losses (1)	1,325	500	850	1,825	1,490
Net interest income after provision for credit losses	18,764	18,789	12,823	37,553	23,970

Noninterest income:
Payment processing fees	5,764	5,513	5,513	11,277	10,829
Gain on equity investment	—	4,027	—	4,027	—
Other noninterest income	931	722	696	1,653	882
Total noninterest income	6,695	10,262	6,209	16,957	11,711

Noninterest expense:
Employee compensation and benefits	7,803	7,484	6,299	15,287	12,433
Other expenses	5,173	4,997	4,092	10,170	7,339
Total noninterest expense	12,976	12,481	10,391	25,457	19,772
Income before income taxes	12,483	16,570	8,641	29,053	15,909
Income taxes	3,370	4,391	2,290	7,761	4,216
Net income	$9,113	$12,179	$6,351	$21,292	$11,693

Earnings Per Share
Basic	$1.18	$1.58	$0.83	$2.76	$1.53
Diluted	$1.10	$1.47	$0.78	$2.57	$1.43
Basic - adjusted (2)	$1.18	$1.20	$0.83	$2.38	$1.53
Diluted - adjusted (2)	$1.10	$1.11	$0.78	$2.21	$1.43

Selected Financial Data
Return on average assets	2.65%	3.68%	2.00%	3.15%	1.96%
Return on average equity	21.03%	30.45%	17.81%	25.55%	16.44%
Adjusted return on average assets (2)	2.65%	2.79%	2.00%	2.72%	1.96%
Adjusted return on average equity (2)	21.03%	23.10%	17.81%	22.02%	16.44%
Net interest margin	6.02%	6.03%	4.46%	6.02%	4.44%
Efficiency ratio (2)	48.4%	42.2%	52.3%	45.2%	53.2%
Adjusted efficiency ratio (2)	48.4%	48.9%	52.3%	48.7%	53.2%

Cash dividends paid per common share	$0.125	$0.100	$0.090	$0.225	$0.090

Weighted average basic shares	7,708,350	7,708,745	7,628,872	7,708,546	7,624,580
Weighted average diluted shares	8,299,704	8,302,633	8,184,412	8,301,149	8,165,967

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended
	June 30,			March 31,			June 30,
	2023			2023			2022
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
INTEREST EARNING ASSETS
Loans, held for investment	$993,353	$19,137	7.73%	$951,925	$17,615	7.50%	$841,336	$12,423	5.92%
Securities, includes restricted stock	208,211	1,189	2.29%	208,819	1,154	2.24%	208,091	1,033	1.99%
Securities purchased under agreements to resell	49,963	715	5.74%	49,405	653	5.36%	48,536	190	1.57%
Interest earning cash and other	85,991	1,014	4.73%	88,209	943	4.34%	132,487	309	0.94%
Total interest earning assets	1,337,518	22,055	6.61%	1,298,358	20,365	6.36%	1,230,450	13,955	4.55%

NONINTEREST EARNING ASSETS	44,004			44,186			45,672

TOTAL AVERAGE ASSETS	$1,381,522			$1,342,544			$1,276,122

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$673,154	$1,809	1.08%	$648,183	$1,012	0.63%	$608,817	$255	0.17%
Time deposits	16,234	156	3.85%	9,424	63	2.71%	19,178	26	0.54%
Total interest bearing deposits	689,388	1,965	1.14%	657,607	1,075	0.66%	627,995	281	0.18%
Borrowings	46	1	8.72%	47	1	8.63%	103	1	3.89%
Total interest bearing liabilities	689,434	1,966	1.14%	657,654	1,076	0.66%	628,098	282	0.18%

NONINTEREST BEARING LIABILITIES
Demand deposits	500,058			504,765			493,997
Other liabilities	18,231			17,897			11,021
Total noninterest bearing liabilities	518,289			522,662			505,018
Stockholders' equity	173,799			162,228			143,006

TOTAL AVG. LIABILITIES AND EQUITY	$1,381,522			$1,342,544			$1,276,122
Net interest income		$20,089			$19,289			$13,673
Net interest spread			5.47%			5.70%			4.37%
Net interest margin			6.02%			6.03%			4.46%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Six Months Ended June 30,
	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$972,753	$36,752	7.62%	$809,130	$23,443	5.84%
Securities, includes restricted stock	208,513	2,343	2.27%	194,782	1,849	1.91%
Securities purchased under agreements to resell	49,686	1,368	5.55%	49,071	322	1.32%
Interest earning cash and other	87,094	1,957	4.53%	102,637	366	0.72%
Total interest earning assets	1,318,046	42,420	6.49%	1,155,620	25,980	4.53%

NONINTEREST EARNING ASSETS	44,094			48,216

TOTAL AVERAGE ASSETS	$1,362,140			$1,203,836

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$660,737	$2,821	0.86%	$549,361	$473	0.17%
Time deposits	12,848	219	3.44%	19,210	45	0.47%
Total interest bearing deposits	673,585	3,040	0.91%	568,571	518	0.18%
Borrowings	46	2	8.77%	76	2	5.31%
Total interest bearing liabilities	673,631	3,042	0.91%	568,647	520	0.18%

NONINTEREST BEARING LIABILITIES
Demand deposits	502,399			482,034
Other liabilities	18,065			9,725
Total noninterest bearing liabilities	520,464			491,759
Stockholders' equity	168,045			143,430

TOTAL AVG. LIABILITIES AND EQUITY	$1,362,140			$1,203,836
Net interest income		$39,378			$25,460
Net interest spread			5.58%			4.35%
Net interest margin			6.02%			4.44%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized gain, net of tax, on the Company’s equity investment in Litify Inc.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net income – GAAP	$9,113	$12,179	$6,351	$21,292	$11,693
Less: gain on equity investment	—	(4,027)	—	(4,027)	—
Add: income tax impact	—	1,087	—	1,087	—
Adjusted net income	$9,113	$9,239	$6,351	$18,352	$11,693

Return on average assets – GAAP	2.65%	3.68%	2.00%	3.15%	1.96%
Adjusted return on average assets	2.65%	2.79%	2.00%	2.72%	1.96%

Return on average equity – GAAP	21.03%	30.45%	17.81%	25.55%	16.44%
Adjusted return on average equity	21.03%	23.10%	17.81%	22.02%	16.44%

Basic earnings per share – GAAP	$1.18	$1.58	$0.83	$2.76	$1.53
Adjusted basic earnings per share	$1.18	$1.20	$0.83	$2.38	$1.53

Diluted earnings per share – GAAP	$1.10	$1.47	$0.78	$2.57	$1.43
Adjusted diluted earnings per share	$1.10	$1.11	$0.78	$2.21	$1.43

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Efficiency ratio – non-GAAP(1)	48.4%	42.2%	52.3%	45.2%	53.2%
Noninterest expense – GAAP	$12,976	$12,481	$10,391	$25,457	$19,772
Net interest income – GAAP	20,089	19,289	13,673	39,378	25,460
Noninterest income – GAAP	6,695	10,262	6,209	16,957	11,711
Less: gain on equity investment	—	(4,027)	—	(4,027)	—
Adjusted noninterest income – non-GAAP	$6,695	$6,235	$6,209	$12,930	$11,711
Adjusted efficiency ratio – non-GAAP(2)	48.4%	48.9%	52.3%	48.7%	53.2%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

June 30,
2023
Total assets - GAAP	$1,450,554
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,450,554

Total stockholders' equity - GAAP	$178,906
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	178,906
Add: unrecognized losses on securities held-to-maturity, net of tax	(6,430)
Adjusted TCE - non-GAAP	$172,476

Stockholders' equity to assets - GAAP	12.33%
TCE to TA - non-GAAP	12.33%
Adjusted TCE to TA - non-GAAP	11.89%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

June 30,
2023
Common equity tier 1 ("CET1") capital - Bank	$160,066
Less: unrealized losses on securities available-for-sale , net of tax	(14,442)
Less: unrecognized losses on securities held-to-maturity, net of tax	(6,430)
Adjusted CET1 capital - Bank	$139,194

Total risk-weighted assets - Bank	$1,121,376

CET1 capital ratio(1)	14.27%
Adjusted CET1 capital ratio(1)	12.41%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.